Exhibit 10.1

MOTOROLA MOBILITY HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

1.	Purpose.

The purpose of the Motorola Mobility Holdings, Inc. Executive Severance Plan (the “Plan”) is to provide severance pay and benefits to Eligible Executives whose employment with Motorola Mobility Holdings, Inc. (“Mobility, Inc.” or the “Company”) and its U.S. Affiliates and/or U.S. Subsidiaries (together with the Company, “Mobility”) is terminated under certain circumstances. The Plan is effective February 15, 2011 and is applicable to Eligible Executives who are notified of termination on or after that date. The Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of ERISA maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan shall be paid solely from the general assets of Mobility.

2.	Eligibility.

(a) General Rules. An Eligible Executive shall receive the Severance Pay and benefits described in this Plan if the Eligible Executive’s employment with Mobility is terminated by Mobility in a Qualifying Termination and such termination of employment constitutes a separation from service within the meaning of Section 409A of the Code (a “Separation from Service”). In order to receive Severance Pay and benefits under the Plan, in addition to fulfilling the conditions and complying with the terms of the Plan, an Eligible Executive, as hereinafter provided, must execute and not revoke a general waiver and release in the form provided by Mobility (“General Release”) and must not be in breach of any agreement with Mobility containing restrictive covenants, or any other agreement with or obligation to Mobility for the protection of Mobility’s confidential and proprietary information.

(b) Effect of Other Plans and Agreements.

(i) An Eligible Executive shall not receive Severance Pay and benefits under this Plan if the Eligible Executive is eligible for and receives (or has filed a written claim for) severance pay and benefits under the Motorola Mobility Holdings, Inc. Change in Control Severance Plan (“Change in Control Severance Plan”), or has claimed or is claiming termination pay under the laws of any country other than the United States.

(ii) Subject to Section 2(b)(i) above, if an individual has entered into an individual employment or other contract with Mobility that explicitly provides for cash compensation upon a termination of employment, whether or not such payment is labeled severance pay, retention pay or otherwise, (other than a stock option, restricted stock, restricted stock unit, stock appreciation right (“SAR”), supplemental retirement, deferred compensation or similar plan or agreement or other form of participant document entered into pursuant to a Mobility-sponsored group plan that may contain provisions operative on a termination of the Eligible Executive’s employment) and such contract is in effect on the date of the Eligible Executive’s termination of employment, such cash compensation shall be offset against the Severance Allowance provided under this Plan to the extent such cash compensation either does not provide for the deferral of compensation under Section 409A of the Code or is paid in a lump sum at the same time as severance paid under Section 3(b) hereunder. In all other respects, the terms of the individual agreement shall apply and shall supersede the terms of this Plan.

3.	Severance Pay and Benefits.

(a) Severance Pay and Benefits. An Eligible Executive entitled to Severance Pay and benefits pursuant to Section 2 shall receive Severance Pay and severance benefits, based on the Eligible Executive’s level or salary grade, in accordance with the schedule attached as Exhibit A and the provisions of this Section 3.

(b) Form and Timing of Severance Payments. The total amount of the Severance Allowance provided in Section 3(a) shall be paid after the Eligible Executive’s Separation Date in a lump sum within thirty (30) days after the Eligible Executive signs and does not revoke the General Release, provided that the Eligible Executive signs the General Release no later than the last day of the 49-day consideration period and such payment shall occur (assuming no revocation) before March 15 of the year following the Separation Year. Each payment of Severance Pay and benefits to the Eligible Executive under this Plan, including payments pursuant to Section 3 and reimbursements under Sections 3(g), (h), (i), (j) and (o) and 4(e), will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

(c) Alternate MIP Award for Separation Year. If an Eligible Executive receiving a Severance Allowance under this Plan participates in the Mobility Incentive Plan (“MIP Plan”) during the Separation Year, he or she shall receive, in lieu of any incentive bonus under the MIP Plan, the equivalent of a pro rata MIP Award based on actual business results for the Separation Year (“Alternate MIP Award”) and with an individual performance factor of 1.0, which Alternate MIP Award shall be paid in a lump sum on the first payroll date following July 1 of the year following the Separation Year (unless the Eligible Executive has made an irrevocable election under any deferred compensation arrangement subject to Code Section 409A to defer any portion of the Eligible Executive’s annual incentive bonus in respect of the Separation Year, in which case such deferred bonus shall be paid in accordance with such election) (such payment date, “Alternate MIP Award Payment Date”). The applicable pro rata amount shall be determined by multiplying (i) the product of the Eligible Executive’s Eligible Earnings, as defined in the MIP Plan, times his or her MIP Plan target percentage for the Separation Year times the business performance factor under the MIP Plan for the applicable organizational unit by (ii) a fraction, the numerator of which is the number of completed days of active work during the Separation Year and the denominator of which is 365. An Eligible Executive who receives an Alternate MIP Award may not receive an MIP Award under the MIP Plan for the Separation Year under any circumstances.

(d) Alternate SIP Award for Separation Year. If an Eligible Executive receiving a Severance Allowance under this Plan participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award with respect to monthly or quarterly performance periods (“SIP Plan”) during the Separation Year, he or she shall receive the equivalent of a pro rata termination incentive for the applicable performance period in which the Separation Date occurs based on actual performance goals and performance results (“Alternate Quarterly or Monthly SIP Award”). If an Eligible Executive receiving a Severance Allowance under this Plan participates in a sales incentive plan pursuant to which he or she is eligible for an incentive award (or a portion of an incentive award) with respect to an annual performance period during the Separation Year, he or she shall receive the equivalent of a pro rata termination incentive (for such award or portion thereof) for the applicable performance period in which the Separation Date occurs based on actual performance goals and performance results (“Alternate Annual SIP Award,” and together with the Alternate Quarterly or Monthly SIP Award, the “Alternate SIP Award”). The pro rata amount shall be determined as provided in the applicable SIP Plan. Alternate Quarterly or Monthly SIP Awards shall be paid at the same time as payment would be made under the SIP Plan for the applicable performance period if the Eligible Executive had remained an employee and Alternate Annual SIP Awards shall be paid on the Alternate MIP Award Payment Date. An Eligible Executive who receives an Alternate SIP Award may not receive an award under the SIP Plan for the same quarter or any subsequent quarter under any circumstances. Alternatively, an Eligible Executive who receives an award under the SIP Plan may not receive an Alternate SIP Award under this Plan for the same quarter or any subsequent quarter under any circumstances.

(e) Paid Time Off. The Severance Pay and benefits outlined in Section 3 above include and exceed any paid time off or similar amounts that are unpaid as of the Eligible Executive’s Separation Date, and the Eligible Executive shall not be entitled to any additional payment for or in respect of such unpaid amounts.

(f) Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions contained in previous grants of stock options, restricted stock, restricted stock units, or SARs, as reflected in the agreements or award documents issued at the time of grant (“Equity Awards”). Following the Separation Date, except in the event the Eligible Executive violates one or more of the restrictive covenants referenced in Section 4(a) below, each of his or her outstanding Equity Awards will be accorded the most favorable treatment for which each Equity Award qualifies per the terms of the applicable plans, grant agreements or award documents.

(g) Medical Benefits. Benefits coverage in effect on the Eligible Executive’s Separation Date under the Motorola Mobility Employee Medical Benefits Plan (“Medical Plan”), as amended from time to time, will be continued at the regular employee contribution rate through the end of the Severance Period, provided that the Eligible Executive complies with all terms and conditions of the Medical Plan, including paying the necessary contributions and provided further, if the Eligible Executive is reemployed with another employer and becomes covered under that employer’s medical plan, the medical benefits described herein (if they are not terminated as provided in COBRA, defined below) shall be secondary to those provided under such other plan. The difference between the cost for such coverage under COBRA, as defined below, and the amount of the necessary contributions that the Eligible Executive is required to pay for such coverage as provided above will be paid by Mobility and considered imputed income to the Eligible Executive. The Eligible Executive is responsible for the payment of income tax due as a result of such imputed income. After the total period of medical benefit continuation provided in this Plan, the Eligible Executive may elect to continue medical benefits under the Medical Plan at his or her own expense, in accordance with COBRA. The period of medical benefit continuation described immediately above counts toward and reduces the maximum coverage under Section 4980B of the Code (“COBRA”), as described in Treasury

Regulation Section 54.4980B-7, A-7(a). The COBRA period commences on the first of the month following the Separation Date.

(h) Outplacement. Mobility also will provide reasonable senior executive outplacement and career continuation services by a firm to be selected by Mobility for up to 12 months following the Separation Date, as set forth in Exhibit A, if the Eligible Executive elects to participate in such services.

(i) Other Benefits. Except as otherwise expressly provided in the Plan, the effect of an Eligible Executive’s termination and this Plan upon the Eligible Executive’s participation in, or coverage under, any of Mobility’s benefit or compensation plans, including but not limited to the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan, the Mobility Incentive Plan, the officer-level sales incentive plans, the Mobility Financial Planning Program, the Motorola Mobility Holdings, Inc. Change in Control Severance Plan or any other applicable group plan, stock option plan and any restricted stock, stock unit or SAR agreements, shall be governed by the terms of those plans and agreements. Mobility is making no guarantee, warranty or representation in this Plan regarding any position that may be taken by any administrator or plan regarding the effect of this Plan upon the Eligible Executive’s rights, benefits or coverage under those plans and agreements.

(j) Financial Planning Services. Notwithstanding anything to the contrary in Section 3(i) above, for any Eligible Executive who participates in the Mobility Financial Planning Program on such Eligible Executive’s Separation Date, Mobility will pay the Eligible Executive’s financial planning vendor for services rendered pursuant to the Mobility Financial Planning Program through the later of (i) 12 months following the Separation Date or (ii) April 30 of the calendar year following the Separation Year. Payment will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of such expenses paid in one year affect the amount of expenses eligible for payment, or in-kind benefits to be provided, in any other taxable year.

(k) Eligible Executives Whose Work Country is not the United States. To the extent an Eligible Executive is party to an agreement providing that Mobility shall relocate and/or repatriate him or her and eligible dependents to the United States and such agreement is still in effect on the Separation Date, Mobility will provide relocation and/or repatriation services in accord with the terms of that agreement. Payment of relocation vendors and/or reimbursement of the Eligible Executive will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of such expenses paid or reimbursed in one year affect the amount of expenses eligible for payment or reimbursement, or in-kind benefit to be provided, in any other taxable year.

(l) Cessation of Payments upon Rehire. If an Eligible Executive is rehired by Mobility within the Severance Period, he or she shall repay a pro rata portion of the Severance Allowance, calculated by multiplying the Severance Allowance by a fraction, the numerator of which is the total number of months of the Eligible Executive’s Severance Period minus the number of completed months of severance following the Separation Date, and the denominator of which is the total number of months of the Eligible Executive’s Severance Period. This requirement may be waived by Mobility, Inc.’s most senior Human Resources officer for compelling business reasons, as determined in his or her discretion. The Alternate MIP Award or the Alternate SIP Award, as applicable, shall be paid to, and/or may be retained by, the Eligible Executive as otherwise provided herein, provided that, this requirement may be waived by the most senior Human Resources officer in favor of reinstating the Eligible Executive to the MIP Plan or an officer-level SIP Plan for the performance period in which the Separation Date occurred, provided further that the payment under the MIP Plan or an officer level SIP Plan for the performance period of reinstatement will be paid at the same time either the Alternate MIP Award or Alternate SIP Award would have been paid if not so waived. In no event may the Eligible Executive receive an Alternate MIP Award or Alternate SIP Award and either an actual MIP Plan award or an actual SIP Plan award for the same performance period, as the case may be.

(m) Committee Discretion. Notwithstanding the foregoing, the Compensation and Leadership Committee of Motorola Mobility Holdings, Inc.’s Board of Directors or its delegate may, in its sole discretion, reduce, eliminate, or otherwise adjust the amount of an Eligible Executive’s Severance Pay and benefits, including the Alternate MIP Award and/or Alternate SIP Award. Such determination shall be made before any severance payments commence under this Section 3. Unless the Compensation and Leadership Committee determines otherwise, or unless the Eligible Executive is an officer subject to Section 16 of the Securities Exchange Act of 1934 or an appointed or elected officer reporting directly to Mobility, Inc.’s Chief Executive Officer or who is reasonably expected to be, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, Mobility, Inc.’s most senior Human Resources officer is delegated the authority to exercise the discretion provided by this provision with respect to Eligible Executives, provided such determination is made before any severance payments commence under this Section 3 and he or she reports such adjustment to the Compensation and Leadership Committee in writing no later than the Committee’s next regularly scheduled meeting, with a copy to the Plan Administrator. This Paragraph (m) shall not apply following a Change in Control.

(n) Death of Executive. If an Eligible Executive entitled to a Severance Allowance or payments under Section 3(c) or (d) should die before all such amounts payable to him or her have been paid, such unpaid amounts shall be paid no later than 90 days following the Eligible Executive’s death (or in the case of payments under Section 3(c) or (d), within 90 days following determination of the applicable performance results) to Eligible Executive’s legal representative, if there be one, and, if not, to the Executive’s spouse, parents, children or other relatives or dependents of such Executive as the Plan Administrator, in his or her discretion, may determine; provided, however, such payee or payees shall not have the right to designate the taxable year of payment. Any payment so made shall be a complete discharge of any liability with respect to such benefit.

(o) Business Expenses. Each Eligible Executive shall be responsible for any personal charges incurred on any Mobility credit card or other account used by the Eligible Executive prior to the Eligible Executive’s Separation Date and the Eligible Executive shall pay all such charges when due. Mobility shall reimburse the Eligible Executive for any pending, reasonable business-related credit card charges for which the Eligible Executive has not already been reimbursed as of the Eligible Executive’s Separation Date provided the Eligible Executive files a proper travel and expense report. Such reimbursement shall be made not later than December 31 of the year following the year in which the Executive incurs the expense. In no event will the amount of such expenses paid in one year affect the amount of expenses eligible for payment, or in-kind benefits to be provided, in any other taxable year.

4.	Eligible Executive Obligations.

(a) General. An Eligible Executive’s Severance Pay and benefits provided under Section 3 are expressly conditioned on the Eligible Executive’s compliance with the obligations contained in any equity award agreements with Mobility, including but not limited to Stock Option Agreements and/or Stock Option Consideration Agreements and/or Global Award Agreements and/or Restricted Stock Agreements and/or Restricted Stock Unit Agreements and/or Restricted Stock Unit Global Award Agreements and/or Restricted Stock Unit Substitute Award Agreements and/or Substitute Award Documents with Mobility, as well as various other agreements for the protection of Mobility’s confidential and proprietary information. Such agreements, including but not limited to the non-disclosure, non-competition and non-solicitation provisions therein, continue in full force and effect according to their terms. In addition to complying with all the other obligations contained in the above-referenced agreements, the Eligible Executive must immediately inform Mobility of (i) the identity of any new employment, start-up business or self-employment in which he or she has engaged or will engage between the Separation Date and the second anniversary of the Separation Date, (ii) his or her title in any such engagement, (iii) his or her duties and responsibilities in any such engagement and (iv) any information Mobility reasonably requests in order to determine the Eligible Executive’s compliance with the above-referenced agreements and this Plan. By accepting the Severance Pay and benefits outlined herein, the Eligible Executive authorizes Mobility to provide a copy of any agreement between him or her and Mobility for the protection of Mobility’s confidential and/or proprietary information to any new employer or other entity or business by which he or she is engaged up to the second anniversary of the Separation Date.

(b) Release of Claims. In order to receive the Severance Pay and benefits available under the Plan, an Eligible Executive must work through his or her Separation Date, as determined in the sole discretion of his or her direct manager, and sign and return a General Release, in a form acceptable to the Plan Administrator, within forty-nine (49) days after the Eligible Executive’s Separation Date. The Plan Administrator may designate longer periods in his or her discretion; provided, however, that the Severance Amount shall be paid in all events before March 15 of the year following the Separation Year. If the Plan Administrator approves a period longer than the period designated for an Eligible Executive to sign the General Release, and such Eligible Executive’s medical benefits already have been terminated for failure to pay the monthly contribution or COBRA contribution, it shall not be necessary to provide such Eligible Executive with the extended medical benefits as consideration for signing the General Release.

The Plan Administrator may from time to time alter the specific terms of the General Release used for purposes of the Plan, or add new terms, as it determines to be appropriate in his or her discretion.

(c) Non-Disparagement. An Eligible Executive shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Mobility or its good will, products or business opportunities, or in any manner detrimental to Mobility, though the Eligible Executive may give truthful and nonmalicious testimony if properly subpoenaed to testify under oath.

(d) Records/Company Property. The Eligible Executive shall return to Mobility by his or her Separation Date all property belonging to Mobility and confidential and/or proprietary information including the originals and all copies and excerpts of documents, drawings, reports, specifications, samples and the like that were/are in the Eligible Executive’s possession at all Mobility and non- Mobility locations, including but not limited to information stored electronically on computer hard drives or disks.

(e) Cooperation and Indemnification. From the Eligible Executive’s Separation Date, and for as long thereafter as shall be reasonably necessary, the Eligible Executive shall cooperate fully with Mobility in any investigation, negotiation, litigation or other action arising out of transactions in which he or she was involved or of which he or she had knowledge during his or her employment by Mobility and its Affiliates and Subsidiaries. If the Eligible Executive incurs any business expenses in the course of performing his or her obligations under this paragraph, he or she will be reimbursed for the full amount of all reasonable expenses upon submission of adequate receipts confirming that such expenses actually were incurred. All reimbursements under this Section 4(e) will be for expenses incurred by the Eligible Executive during his or her lifetime. Reimbursement will be made within 90 days following the date the Eligible Executive submits evidence that he or she incurred such expenses, and in all events prior to the last day of the calendar year following the calendar year in which he or she incurs the expense. In no event will the amount of expenses reimbursed in one year affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, in any other taxable year. Mobility will indemnify the Eligible Executive for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of his or her employment with Mobility, provided that if the matter is a civil action, he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Mobility and if the matter is a criminal action, the Eligible Executive had no reasonable cause to believe his or her conduct was unlawful (in each case as determined under the Delaware General Corporation Law).

(f) Remedies for Breach of Eligible Executive’s Obligations. The payments set forth in Section 3 above are conditioned upon the Eligible Executive’s faithful performance of his or her obligations pursuant to Paragraph 4(a) and (c) through (e) of this Plan. If the Eligible Executive breaches those obligations, including any breach of the agreements referenced in Section 4(a), he or she must promptly repay to Mobility all sums received from Mobility under Section 3(a), (c), (d), less the sum of (i) One Thousand Dollars ($1,000.00) and (ii) the amount of accrued but unpaid paid time off due the Executive at his or her Separation Date. In addition, Mobility shall be entitled to all rights and remedies set forth in the agreements referenced in Section 4(a). Any repayment of Severance Pay paid pursuant to this Plan or repayment pursuant to the remedies set forth in the agreements referenced in Section 4(a) shall not reduce any money damages that may be available to Mobility as a result of the breach.

By accepting Severance Pay and benefits under this Plan, each Eligible Executive acknowledges that the harm caused to Mobility by the breach or anticipated breach of Section 4(a) and (c) through (e) of this Plan will be irreparable. The Eligible Executive agrees Mobility may obtain injunctive relief against him or her in addition to and cumulative with any other legal or equitable rights and remedies Mobility may have pursuant to this Plan or law, including the recovery of liquidated damages. The Eligible Executive agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 7(e) below, will, at the request of Mobility, be entered on consent and enforced by any such court having jurisdiction over him or her. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief. In any dispute regarding this Plan, each party will pay its own fees and costs.

5.	Plan Administration.

The Plan Administrator is the party responsible for the administration of the Plan. A Human Resources employee at the level of Director or above who is appointed by the Compensation and Leadership Committee of the Board of Directors will serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA.

The Plan Administrator will perform all duties imposed upon him or her by the terms of ERISA. The Plan Administrator shall be responsible for the general administration and management of the Plan. In his or her role of administering the Plan, the Plan Administrator shall have the discretionary powers and duties necessary to fulfill his or her responsibilities, including, but not limited to, the following powers and duties to: (i) interpret, construe and apply the Plan, including the making of factual determinations, as the Plan Administrator or his or her designee, in his or her sole discretion, determines to be appropriate; (ii) determine all questions relating to the eligibility of persons to participate or receive benefits as the Plan Administrator or his or her designee, in his or her sole discretion, deems to be appropriate; (iii) appoint individuals to assist in any function, and generally to perform all other acts necessary in administering the Plan as the Plan Administrator or his or her designee, in his or her sole discretion, deems appropriate; and (iv) seek such expert advice as the Plan Administrator or his or her designee deems reasonably necessary with respect to the Plan. The Plan Administrator and his or her designee shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

The decisions of the Plan Administrator, or persons delegated with the authority to make such decisions for the Plan Administrator, and the decisions of the Vice President of Global Benefits (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) under Section 6, will be final and conclusive with respect to all questions relating to the Plan.

6.	Procedure for Making and Appealing Claims for Benefits

If an employee or vice president believes he or she has not been paid the Severance Pay or benefits to which he or she is entitled under the Plan, the employee or vice president must file a claim for benefits in writing with the Plan Administrator. Within ninety (90) days after receiving a claim (or within 180 days if special circumstances require an extension of time and written notice was provided to the employee or vice president before the expiration of the initial ninety (90) day period), the Plan Administrator will:

•	either accept or deny the claim completely or partially; and

•	notify the employee or vice president of acceptance or denial of the claim.

If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the employee or vice president containing the following information:

•	specific reasons for the denial;

•	specific references to the Plan provisions on which any denial is based;

•	a description of any additional material or information that the employee or vice president must provide in order to support the claim and an explanation of why it is required; and

•

an explanation of the Plan’s appeal procedures and the applicable time limits, including a statement of the right to bring a civil action under Section 502(a) of ERISA following an adverse determination on appeal.

The employee or vice president may appeal the denial of the claim and have the Vice President of Global Benefits (or in the case of a conflict of interest, the most senior Law Department labor and employment law attorney or his or her designee) reconsider the decision. The employee, vice president or his or her authorized representative has the right to:

•	request an appeal by written request to the Vice President of Global Benefits not later than sixty (60) days after receipt of notice from the Plan Administrator denying the claim;

•	upon request and free of charge, have reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

•	submit issues and comments regarding the claim in writing, along with documents, records and other information, to the Vice President of Global Benefits.

The Vice President of Global Benefits (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) will make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal (this sixty (60) day period can be extended for an additional sixty (60) days if special circumstances require an extension of time and written notice is provided to the employee or vice president or his or her authorized representative before the extension begins). The review will take into account all comments, documents, records, and other information relating to the claim submitted in connection with the review, without regard to whether such information was submitted or considered in the initial claim determination. The employee, vice president or his or her authorized representative will be advised of the decision on the appeal in writing. The notice will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision on the appeal is based. In the case of an adverse benefit determination on appeal, in addition to the information in the preceding sentence, the notice shall include (i) a statement that the employee or vice president is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits, and (ii) a statement of the employee’s or vice president’s right to bring a civil action under Section 502(a) of ERISA. In performing his or her duties hereunder, the Vice President of Global Benefits (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) shall have the power to interpret and construe the Plan and make factual determinations as are granted to the Plan Administrator under Section 5.

In no event shall the employee, vice president or any other person be entitled to challenge the decision of the Plan Administrator or the Vice President of Global Benefits (or, where applicable, the most senior Law Department labor and employment law attorney or his or her designee) in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.

7.	Miscellaneous.

(a) Amendment. Mobility, Inc., by action of its Compensation and Leadership Committee, reserves the right to amend this Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. No amendment, discontinuance or termination, however, may adversely affect the rights of any Eligible Executive without his or her written consent if such person (i) is then receiving Severance Pay and benefits under the Plan, or (ii) is entitled to receive Severance Pay and benefits under the Plan on account of a prior Qualifying Termination. In addition to the foregoing, for a period of three years following a Change in Control, the Plan may not be discontinued or terminated or amended in such a manner that decreases the Severance Pay or benefits payable to any Eligible Executive or that makes any provision less favorable for an Eligible Executive.

(b) Withholding. Mobility shall be entitled to withhold or cause to be withheld from amounts to be paid under this Plan to an Eligible Executive any federal, state, or local withholding or other taxes or amounts that it is from time to time required to withhold.

(c) Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Plan, the payments and benefits provided under this Plan are intended to comply with Code Section 409A, and the provisions of this Plan shall be interpreted such that the payments and benefits provided are either not subject to Code Section 409A or are in compliance with Code Section 409A. Mobility may modify the payments and benefits under this Plan at any time solely as necessary to avoid adverse tax consequences under Code Section 409A.

Notwithstanding any provision in this Plan to the contrary, if the Eligible Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Mobility from time to time) on the Eligible Executive’s Separation Date, then any payment or benefit which would be considered “nonqualified deferred compensation” within the meaning of Code Section 409A that the Eligible Executive is entitled to receive upon the Eligible Executive’s Separation Date and which otherwise would be payable during the six-month period immediately following the Eligible Executive’s Separation Date will instead be paid or made available on the earlier of the first day of the seventh month following the Eligible Executive’s Separation Date and the Eligible Executive’s death.

(d) No Implied Employment Rights. The Plan shall not be deemed to give any employee or other person any right to be retained in the employ of Mobility or its Affiliates or Subsidiaries or to interfere with the right of Mobility or its Affiliates or Subsidiaries to discharge any employee or other person at any time and for any reason.

(e) Governing Law and Venue. This Plan is intended to be governed by and will be construed in accordance with ERISA, and to the extent not preempted by ERISA, by the laws of the state of Illinois, without regard for any choice of law principles thereof. Any legal action related to this Plan and any referenced agreements or award documents shall be brought only in a federal or state court located in Cook County, Illinois, USA. The Eligible Executive accepts the jurisdiction of these courts and consents to service of process from said courts for legal actions related to this Plan and any referenced agreements or award documents.

(f) Severability. If any provision of the Plan is held to be invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(g) Successors.

(i) Mobility, Inc. shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of Mobility, Inc. expressly to assume and agree to perform this Plan in the same manner and to the same extent Mobility, Inc. would be required to perform if no such succession had taken place. This Plan shall be binding upon, inure to the benefit of and be enforceable by Mobility, Inc. and any successor to Mobility, Inc., including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of Mobility, Inc. whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed to be “Mobility, Inc.” for the purposes of this Plan), and the Eligible Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and/or legatees.

(ii) This Plan is intended to be for the exclusive benefit of Mobility and the Eligible Executive, and except as provided in clause (i) of this Section 7(g), no third party shall have any rights hereunder.

8.	Definitions.

“Affiliate” means any corporation or entity other than Mobility, Inc. which, as of a given date, is a member of the same controlled group of corporations or the same group of trades or businesses under common control as Mobility, Inc. determined in accordance with Sections 414(b) or (c) of the Code.

“Alternate Annual SIP Award” has the meaning set forth in Section 3(d).

“Alternate MIP Award” has the meaning set forth in Section 3(c).

“Alternate Quarterly or Monthly SIP Award” has the meaning set forth in Section 3(d).

“Alternate SIP Award” has the meaning set forth in Section 3(d).

“Base Salary” means an Eligible Executive’s monthly rate of base salary as in effect immediately prior to his or her termination from employment.

“Cause” means (i) the Eligible Executive’s conviction, or entering into a plea of either guilty or nolo contendere to, any felony, or any misdemeanor involving material acts of moral turpitude, embezzlement, theft, or other similar act, (ii) the Eligible Executive’s willful engagement in gross misconduct in the performance of the Eligible Executive’s duties, (iii) the Eligible Executive’s willful and material violation of a Mobility policy or Code of Business Conduct; or (iv) the Eligible Executive’s unauthorized use or disclosure of confidential information or trade secrets.

“Change in Control” means the occurrence of any of the following events:

(i) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of Mobility, Inc. (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Mobility, Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Mobility, Inc., (2) any acquisition by Mobility, Inc. (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (4) any acquisition pursuant to a transaction that complies with Sections (iii)(A)(B) and (C) below;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mobility Inc.’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Mobility, Inc. or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Mobility, Inc., or the acquisition of assets or securities of another entity by Mobility, Inc. or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Mobility, Inc. or all or substantially all of the Mobility Inc.’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Mobility, Inc. or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of Mobility, Inc. of a complete liquidation or dissolution of Mobility, Inc.

“Compensation and Leadership Committee” means the Compensation and Leadership Committee of the Mobility, Inc. Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Eligible Executive” means (x) any (i) Appointed Vice President, Corporate Vice President, Senior Vice President, Executive Vice President or President of Mobility on the date he or she is notified of termination or (ii) other person whose salary grade is EXB, EXC, EXS, or EXV on the date he or she is notified of termination, (y) whose Pay Country is the United States of America and (z) whose employment with Mobility is terminated in a Qualifying Termination. An employee or officer of Mobility who is not an Eligible Executive shall not be entitled to any Severance Pay or benefits under the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“MIP Plan” has the meaning set forth in Section 3(c).

“Mobility” means Motorola Mobility Holdings, Inc. and any successors thereto, and any of its U.S. Subsidiaries and/or U.S. Affiliates.

“Pay Country” means the country on whose payroll the Eligible Executive resides and from which his or her base salary and other benefits are paid.

“Plan” means the Motorola Mobility Holdings, Inc. Executive Severance Plan.

“Plan Administrator” has the meaning provided in Section 5.

“Qualifying Termination” means termination of employment with Mobility in which the employment relationship is terminated by Mobility, specifically excluding, however:

(a) voluntary termination from employment with Mobility, including voluntary termination due to retirement, or retirement at any applicable mandatory retirement age;

(b) termination of employment due to Total and Permanent Disability;

(c) termination of employment by Mobility for Cause;

(d) termination of employment if the employee or officer (i) accepts employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of Mobility or of a Subsidiary; (ii) is offered employment with another company in connection with the sale, lease, exchange, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of Mobility or of a Subsidiary, provided that the employment offer includes a base salary, target annual incentive and/or retention bonus and active medical benefits that are comparable, in the aggregate to the base salary and target annual incentive and active medical benefits provided by Mobility at the time the offered employment is to become effective, or (iii) remains employed by an Affiliate or Subsidiary that is sold, or whose shares are distributed to Mobility, Inc.’s stockholders in a spin-off or similar transaction;

(e) termination of employment with Mobility which is followed by immediate or continued employment by Mobility or an Affiliate or Subsidiary;

(f) termination of employment by death; or

(g) voluntary termination of employment by failing to return to work from an approved leave of absence.

The Plan Administrator shall determine within his or her sole discretion whether a termination is by reason of a Qualifying Termination or under circumstances which do not constitute a Qualifying Termination as provided above.

“Separation Date” means the date of the Eligible Executive’s Separation from Service, which generally will be Eligible Executive’s last date on Mobility’s payroll.

“Separation Year” means the calendar year in which the Separation Date occurs.

“Severance Allowance” has the meaning as provided in Exhibit A.

“Severance Pay” means Severance Allowance as provided in Section 3(a) and Exhibit A plus Alternate MIP Award or Alternate SIP Award, as applicable, as provided in Section 3(c) and (d).

“Severance Period” means the number of total months of Severance Allowance specified for a given Eligible Executive as provided in Section 3(a) and Exhibit A.

“SIP Plan” has the meaning set forth in Section 3(d).

“Subsidiary” means any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Mobility, Inc. and which Mobility, Inc. consolidates for financial reporting purposes.

“Total and Permanent Disability” means entitlement to long term disability benefits under the Motorola Mobility Disability Income Plan and any successor plan or a determination of a permanent and total disability under a state workers compensation statute.

Exhibit 10.1

Exhibit A

Level/Salary Grade	Severance Pay and Benefits
	Severance Allowance	Alternate MIP Award— MIP Participants	Alternate SIP Award— SIP Participants	Welfare Plan Benefits; Outplacement; Financial Planning Services
Appointed Vice President and/or Salary Grade EXB	9 months of Base Salary (“Severance Allowance”)	The Alternate MIP Award as provided in Section 3(c)	The Alternate SIP Award as provided in Section 3(d)	(a) 9 months of Medical Plan coverage at the active employee premium rate, offset against the COBRA amount as provided in Section 3(g); and (b) up to 12 months outplacement services as provided in Section 3(h). Financial planning services as provided in Section 3(j).

Elected Officers and/or Salary Grades EXC, EXS and EXV	12 months of Base Salary (“Severance Allowance”)	The Alternate MIP Award as provided in Section 3(c)	The Alternate SIP Award as provided in Section 3(d)	(a) 12 months of Medical Plan coverage at the active employee premium rate, offset against the COBRA amount as provided in Section 3(g); and (b) up to 12 months outplacement services as provided in Section 3(h). Financial planning services as provided in Section 3(j).